Filed Pursuant to Rule 424(b)(5)
Registration No. 333-192611
PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 4, 2014)

$10,225,000 in Shares of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to $10,225,000 in shares of our common stock, $0.001 par value per share, to Lincoln Park Capital Fund, LLC, or LPC, under a Purchase Agreement entered into on January 22, 2016.

The securities to be offered pursuant to this prospectus supplement include:

•	$650,000 in shares of our common stock to be sold to LPC on or about the date of this prospectus supplement, at a price per share of $0.59;

•

up to $9,350,000 in shares of our common stock, subject to certain limitations, which may be sold to LPC from time to time at our discretion over a 30-month period commencing on or about the date of this prospectus supplement,

o	in Regular Purchases at the Regular Purchase Price; provided that in no event will such shares be sold to LPC at a price of less than $0.25 per share; and

o

in Accelerated Purchases at the Accelerated Purchase Price; provided that the closing sale price of our common stock is not less than an enumerated price on the purchase date, the lowest of which is $0.50 per share, and provided further that in no event will shares be sold to LPC at a price of less than $0.25 per share;

•

362,115 shares of our common stock to be issued to LPC on or about the date of this prospectus supplement, valued at $0.62 per share, the average of the closing sale prices of our common stock for the 10 consecutive business days ending on January 6, 2016, as consideration for LPC’s commitment to purchase shares pursuant to the Purchase Agreement;

This prospectus supplement and the accompanying prospectus also cover the resale of the shares acquired by LPC under the Purchase Agreement to the public.

Our common stock is traded on NYSE MKT LLC under the symbol “HTM”. On January 21, 2016, the last reported sale price of our common stock on NYSE MKT LLC was $0.59 per share.

As of January 22, 2016, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $61,965,946, based on 107,601,425 shares of outstanding common stock, of which approximately 105,027,028 shares were held by non-affiliates, and a price of $0.59 per share, which was the last reported sale price of our common stock on NYSE MKT LLC on January 21, 2016. As of the date of this prospectus supplement, we have offered $10,225,000 relating to shares of common stock pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No prospectus has been or will be filed with the securities commissions in any jurisdiction in Canada in respect of the shares of common stock offered under this prospectus supplement and the accompanying prospectus.

The date of this prospectus supplement is January 25, 2016.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “our Company,” “we,” “us,” “our,” or similar references mean U.S. Geothermal Inc. and its subsidiaries on a consolidated basis.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or common stock is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

FORWARD-LOOKING STATEMENTS

The statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation any statements relating to:

•	our business and growth strategies;

•	our future results of operations;

•	anticipated trends in our business;

•	the capacity and utilization of our geothermal resources;

•	our ability to successfully and economically explore for and develop geothermal resources;

•	our exploration and development prospects, projects and programs, including construction of new projects and expansion of existing projects;

•	the availability and costs of drilling rigs and field services;

•	our liquidity and ability to finance our exploration and development activities;

•	our working capital requirements and availability;

•	our illustrative plant economics;

•	market conditions in the geothermal energy industry; and

•	the impact of environmental and other governmental regulation.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Description of Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission, which we refer to as the SEC, in Quarterly Reports on Form 10-Q filed with the SEC, and in Current Reports on Form 8-K filed with the SEC. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	the failure to obtain sufficient capital resources to fund our operations;

•	unsuccessful construction and expansion activities, including delays or cancellations;

•	incorrect estimates of required capital expenditures;

•	increases in the cost of drilling and completion, or other costs of production and operations;

•	the enforceability of the power purchase agreements for our projects;

•	the impact of environmental and other governmental regulation, including delays in obtaining permits;

•	hazardous and risky operations relating to the development of geothermal energy;

•	our ability to successfully identify and integrate acquisitions;

•	our dependence on key personnel;

•	the potential for claims arising from geothermal plant operations;

•	general competitive conditions within the geothermal energy industry; and

•	financial market conditions.

We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and certain of the documents incorporated by reference. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Before deciding to purchase our common stock, you should carefully consider the risk factors discussed in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

OUR BUSINESS

U.S. Geothermal Inc., through its subsidiaries, constructs, manages and operates power plants that utilize geothermal resources to produce energy. Our operations have been, primarily, focused in the Western United States. The Company currently owns and operates the following geothermal power plant projects: Raft River, Idaho; San Emidio, Nevada; and Neal Hot Springs, Oregon. The Company also has geothermal property interests in the Republic of Guatemala; the Geysers in California; Vale, Oregon; Crescent Valley, Nevada; Ruby Hot Springs, Nevada; Lee Hot Springs, Nevada; and Gerlach, Nevada, some of which are under development or exploration.

Please carefully read both this prospectus supplement and the accompanying prospectus together with the additional information described below under “Incorporation by Reference” and “Where You Can Find More Information.” Our principal corporate and executive offices are located at 390 Parkcenter Blvd, Suite 250, Boise, Idaho 83706. Our telephone number is 208-424-1027. We maintain a website at http://www.usgeothermal.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Securities We Are Offering	•	$650,000 in shares of our common stock to be sold to LPC on or about the date of this prospectus supplement, at a price per share of $0.59;

•

up to $9,350,000 in shares of our common stock, subject to certain limitations, which may be sold to LPC from time to time at our discretion over a 30-month period commencing on or about the date of this prospectus supplement,

o	in regular purchases (“Regular Purchases”) of up to 250,000 shares at the Regular Purchase Price; provided that in no event will such shares be sold to LPC at a price of less than $0.25 per share; and

o	the Regular Purchases can be increased based on the closing price of the common stock, up to:

•	300,000 shares if the closing sale price is not below $0.75 per share,

•	350,000 shares if the closing sale price is not below $1.00 per share,

•	400,000 shares if the closing sale price is not below $1.25 per share, and

•	450,000 shares if the closing sale price is not below $1.50 per share;

o

in accelerated purchases (“Accelerated Purchases”) on the following business day after a Regular Purchase of up to up to the lesser of (i) three (3) times the number of shares purchased in such Regular Purchase or (ii) 30% of the trading volume on the accelerated purchase date at a purchase price equal to the lesser of (i) the closing sale price on the accelerated purchase date, or (ii) 97% of the accelerated purchase date’s volume weighted average price as defined in the Purchase Agreement.

•

362,115 shares of our common stock to be issued to LPC on or about the date of this prospectus supplement, valued at $0.62 per share, the average of the closing sale prices of our common stock for the 10 consecutive business days ending on January 6, 2016, as consideration for LPC’s commitment to purchase shares pursuant to the Purchase Agreement.

Common Stock Outstanding Immediately Before This Offering	107,601,425 shares

NYSE MKT LLC Symbol	HTM

Use of Proceeds

We intend to use the net proceeds from this offering to fund the recent acquisition from Goldman Sachs of the majority of their cash flow interest in and ownership of the Raft River geothermal project, support ongoing development projects and for general corporate purposes. For more information, see “Use of Proceeds” on page S-7.

Risk Factors

This investment involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 2 of the accompanying prospectus, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of risks you should consider carefully before making an investment decision.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, together with all of the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The following risks are presented as of the date of this prospectus supplement and we expect that these will be updated from time to time in our periodic and current reports filed with the SEC, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our common stock.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment. This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We currently intend to use the net proceeds received from the sale of our common stock to fund the recent acquisition from Goldman Sachs of the majority of their cash flow interest in and ownership of the Raft River geothermal project, support ongoing development projects and for general corporate purposes. Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Substantial future sales of our common stock in the public market may depress our stock price and make it difficult for you to recover the full value of your investment in our shares.

As of January 22, 2016, we had 107,601,425 shares of common stock outstanding. Additionally, we had 3,566,533 warrants outstanding and exercisable for shares of our common stock at exercise prices ranging from $0.44 to $0.50, and 12,613,500 options outstanding and exercisable for shares of our common stock with a weighted average exercise price of $0.57 per share. The exercise of such warrants and options would collectively result in the issuance of an additional 16,180,033 shares of our common stock. Sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of our common stock and also could make it more difficult for us to raise funds through future offerings of common stock.

We may require additional financing to develop our projects and sustain our operations and without it we may have to delay, curtail or cease operations.

We require substantial additional financing to fund the cost of continued development of our geothermal projects. Also, we require funds for other operating activities, and to finance the growth of our business, including the construction and commissioning of power generation facilities.

We may direct LPC to purchase up to $10,000,000 in shares of our common stock under our agreement over a 30-month period generally in amounts of up to 250,000 shares every business day, which amounts may be increased based on the closing price of our common stock. LPC is initially buying 1,101,695 shares for $650,000 and assuming a purchase price of $0.59 per share (the closing sale price of our common stock on January 21, 2016) and the purchase by LPC of the additional $9,350,000 of purchases, total shares issued by us would be 16,949,152. However, if we seek to issue shares, including shares from other transactions that are not included in this offering but may be aggregated with this offering under the applicable rules of the NYSE MKT LLC, in excess of 21,509,525, or 19.99% of our total common stock outstanding as of the date of the Purchase Agreement, we may be required to seek our shareholders’ approval of the offering in order to be in compliance with the NYSE MKT LLC rules.

The extent we rely on LPC as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from LPC were to prove impossible or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,000,000 in shares of our common stock to LPC under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

This prospectus supplement relates to $10,225,000 in shares of our common stock that we may issue and sell to LPC pursuant to the terms of the Purchase Agreement. The number of shares ultimately offered for sale by LPC pursuant to this prospectus supplement is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of commencement of this offering. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases in our sole discretion. After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution of the percentage ownership of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

The price of our common stock is volatile, which may cause investment losses for our shareholders.

The market for our common stock is highly volatile, having ranged in the last fiscal year ended December 31, 2015 from a low of $0.43 to a high of $0.70 on NYSE MKT LLC. The trading price of our common stock on the NYSE MKT LLC is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

USE OF PROCEEDS

Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder to fund the recent acquisition from Goldman Sachs of the majority of their cash flow interest in and ownership of the Raft River geothermal project, support ongoing development projects and for general corporate purposes.

Our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing, investment-grade securities or guaranteed obligations of the U.S. government.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

In this offering, we are offering a maximum of $10,225,000 in aggregate value of shares of our common stock to LPC under the Purchase Agreement, of which: (i) 1,101,695 shares of our common stock will be sold to LPC at a price per share of $0.59 for an aggregate amount of $650,000; (ii) up to $9,350,000 in shares of our common stock, subject to certain limitations, may be sold to LPC, from time to time at our discretion over a 30-month period commencing on or about the date of this prospectus supplement, in Regular Purchases at the Regular Purchase Price; provided that in no event will such shares be sold to LPC at a price of less than $0.25 per share, and/or (B) in Accelerated Purchases at the Accelerated Purchase Price; and (iii) 362,115 shares of our common stock will be issued to LPC on or about the date of this prospectus supplement as consideration for its commitment to purchase our common stock pursuant to the Purchase Agreement.

Further description of the Regular Purchases and Accelerated Purchases can be found under the caption “Plan of Distribution,” beginning on page S-8 of this prospectus supplement.

The material terms and provisions of our common stock and each other class of our securities that may qualify or limit our common stock are described under the caption “Description of Securities to be Registered,” beginning on page 14 of the accompanying prospectus. As of January 22, 2016, 107,601,425 shares of our common stock were outstanding.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including, without limitation, our results of operations and financial condition.

PLAN OF DISTRIBUTION

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to $10,225,000 in shares of our common stock that will be issued by us directly to LPC under a Purchase Agreement entered into on January 22, 2016. This prospectus supplement and the accompanying prospectus also cover the resale of the shares acquired by LPC under the Purchase Agreement to the public.

Under the terms of the Purchase Agreement, upon the satisfaction of all of the conditions to our right to commence sales under the Purchase Agreement, which we refer to as the Commencement, LPC will initially purchase 1,101,695 shares of our common stock at a price per share of $0.59 for an aggregate amount of $650,000. Thereafter, beginning one business day after the date of the Commencement and for a 30-month period, we may, from time to time and at our sole discretion every business day direct LPC to purchase up to an aggregate amount of $9,350,000 in shares of our common stock subject to certain limitations at the Regular Purchase Price or Accelerated Purchase Price as described in this prospectus supplement.

We may sell in Regular Purchases of up to 250,000 shares at the Regular Purchase Price; provided that in no event will such shares be sold to LPC at a price of less than $0.25 per share; and the Regular Purchases can be increased based on the closing price of the common stock, up to:

•	300,000 shares if the closing sale price is not below $0.75 per share,

•	350,000 shares if the closing sale price is not below $1.00 per share,

•	400,000 shares if the closing sale price is not below $1.25 per share, and

•	450,000 shares if the closing sale price is not below $1.50 per share;

We may sell in Accelerated Purchases on the following business day after a Regular Purchase, provided that the closing price of the common stock is not below $0.50 on the Purchase Date, of up to the lesser of (i) three (3) times the number of shares purchased in such Regular Purchase or (ii) 30% of the trading volume on the accelerated purchase date at a purchase price equal to the lesser of (i) the closing sale price on the accelerated purchase date, or (ii) 97% of the accelerated purchase date’s volume weighted average price as defined in the Purchase Agreement.

There is no upper limit on the price per share that LPC must pay for our common stock under the Purchase Agreement, but in no event will shares be sold to LPC under such agreement at a price of less than $0.25 per share.

The purchase price per share for a Regular Purchase (the “Regular Purchase Price”) is the lower of:

•	the lowest sale price of our common stock on the applicable purchase date of such shares; and

•	the arithmetic average of the three lowest closing sale prices of our common stock during the ten consecutive business days ending on the business day immediately preceding such purchase date.

The purchase price per share for an Accelerated Purchase (the “Accelerated Purchase Price”) is the lower of:

•	97% of the volume weighted average price (VWAP) during

o

the entire trading day on the Accelerated Purchase Date, if the volume of shares of common stock traded on the principal market on the Accelerated Purchase Date has not exceeded the Accelerated Purchase Share Volume Maximum outlined above, or

o

the portion of the trading day of the Accelerated Purchase Date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of common stock traded on the principal market has exceeded the Accelerated Purchase Share Volume Maximum; or

•	the closing sale price for our common stock on the applicable purchase date of such shares.

The Purchase Agreement limits our sales of shares of common stock to LPC to the lesser of: (i) 21,509,525, which is the maximum number of shares of our common stock that we may issue under the Purchase Agreement without obtaining stockholder approval under NYSE MKT LLC rules, unless (A) NYSE MKT LLC approves issuances of our common stock in excess of such amount on the basis that such stockholder approval requirement was not applicable to certain issuances under the Purchase Agreement, or (B) such stockholder approval has been obtained, and (ii) the maximum number of shares of our common stock that we may issue without exceeding the limitations set forth in General Instruction I.B.6. of Form S-3, to the extent we are subject to such limitations (such lesser number of shares is referred to as the Maximum Share Cap).

Further, the Purchase Agreement states that we shall not issue or sell and LPC shall not purchase or acquire any shares of common stock under the Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by LPC and its affiliates, would result in LPC and its affiliates beneficially owning more than 9.99% of the then issued and outstanding shares of common stock.

As of January 22, 2016, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $61,965,946, based on 107,601,425 shares of outstanding common stock, of which approximately 105,027,028 shares were held by non-affiliates, and a price of $0.59 per share, which was the last reported sale price of our common stock on NYSE MKT LLC on January 21, 2016. As of the date of this prospectus supplement, we have offered $10,225,000 relating to shares of common stock pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

It is anticipated that shares registered in this offering will be sold over a period of up to 30 months. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the shares of common stock offered hereby. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales by us to LPC of the shares registered in this offering may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC.

The number of shares ultimately offered for sale by LPC under this prospectus supplement is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares that are registered in this offering at varying purchase prices (without accounting for certain fees and expenses):

		Percentage of	Proceeds from the Sale of
Assumed	Number of Registered	Outstanding Shares After	Shares to LPC Under the LPC
Average	Shares to be Issued if	Giving Effect to the	Purchase Agreement
Purchase Price	Full Purchase (1)(5)	Issuance to LPC (2)

$0.25 (3)	40,000,000	27.03%	$10,000,000

$0.59 (4)	16,949,152	13.57%	$10,000,000

$0.75	13,333,333	10.99%	$10,000,000

$1.25	8,000,000	6.89%	$10,000,000

$2.00	5,000,000	4.42%	$10,000,000

____________________

(1)	Excludes the 362,115 shares to be issued to LPC as consideration for its commitment to purchase our common stock pursuant to the Purchase Agreement.

(2)

The denominator is based on 107,601,425 shares outstanding as of January 22, 2016, adjusted to include the 362,115 shares to be issued to LPC as consideration for its commitment to purchase our common stock pursuant to the Purchase Agreement, and the number of shares set forth in the adjacent column which we would have sold to LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)	Under the LPC Purchase Agreement, we may not sell and LPC may not purchase any shares in the event the per share purchase price of such shares is below $0.25.

(4)

Assuming the price at which the initial shares are sold, based on the lower of the closing sale price of our shares on January 21, 2016 or the average of the closing sale prices of our common stock for the previous 10 consecutive business days.

(5)

The Purchase Agreement limits our sales of shares of common stock to LPC to the lesser of: (i) 21,509,525, which is the maximum number of shares of our common stock that we may issue under the Purchase Agreement without obtaining stockholder approval under NYSE MKT LLC rules, unless (A) NYSE MKT LLC approves issuances of our common stock in excess of such amount on the basis that such stockholder approval requirement was not applicable to certain issuances under the Purchase Agreement, or (B) such stockholder approval has been obtained, and (ii) the maximum number of shares of our common stock that we may issue without exceeding the limitations set forth in General Instruction I.B.6. of Form S-3, to the extent we are subject to such limitations (such lesser number of shares is referred to as the Maximum Share Cap).

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement, of which this prospectus supplement and accompanying prospectus are a part, lapses for any reason (including, without limitation, the issuance of a stop order), or this prospectus supplement and accompanying prospectus are unavailable for sale by us or the resale by LPC of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of one business day;

•

the de-listing of our common stock from the NYSE MKT LLC, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market or the OTC Markets or any national comparable U.S. market;

•	the transfer agent’s failure for five business days to issue to LPC shares of our common stock which LPC is entitled to receive under the Purchase Agreement;

•

any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which has a material adverse effect on us subject to a cure period of five business days;

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	if at any time we are not eligible to transfer our common stock electronically as DWAC shares; or

•	if at any time after the Commencement Date, the Maximum Share Cap is reached.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside the control of LPC, shares of our common stock cannot be sold by us or purchased by LPC under the terms of the Purchase Agreement.

We may suspend the sale of shares to LPC pursuant to this prospectus supplement for certain periods of time for certain reasons, including if this prospectus supplement is required to be supplemented or amended to include additional material information.

This offering will terminate on the earlier of (i) the date all the shares offered to LPC pursuant to this prospectus supplement have been resold by LPC and (ii) the earlier of (A) 90 days following the expiration of the Purchase Agreement and (B) 180 business days following the termination of the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost to us. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

Pursuant to the Purchase Agreement, we will issue to LPC, as consideration for its commitment to purchase our common stock under the Purchase Agreement, 362,115 shares of our common stock, all of which are covered by this prospectus supplement.

As of the date of the Purchase Agreement, Lincoln Park Capital Fund, LLC, beneficially owned 2,463,810 shares of our common stock. Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus supplement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the NYSE MKT LLC at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that each such broker-dealer will receive commissions from LPC that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus supplement. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to LPC. We have agreed to indemnify LPC and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. LPC has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by LPC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

LPC represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. LPC agreed that during the term of the Purchase Agreement, neither it, nor its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised LPC that it is required to comply with Regulation M promulgated under the Exchange Act, to the extent Regulation M is applicable to these transactions. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus supplement.

We have entered into an agreement with Drexel Hamilton, LLC, or Drexel, a registered broker-dealer and FINRA member, pursuant to which Drexel agreed to act as the placement agent in connection with the sale of shares of our common stock to LPC. Subject to our and Drexel’s receipt of written confirmation that the Corporate Finance Department of FINRA has determined not to raise any objection with respect to the fairness or reasonableness of the compensation terms of our arrangement with Drexel we will pay Drexel a cash fee of $15,000 in compensation for its services in acting as placement agent in the sale of our common stock to LPC.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, including civil liabilities under the Securities Act and Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

The transfer agent for our common stock is Computershare Trust Company, N.A.

Our common stock is listed on the NYSE MKT LLC under the symbol “HTM”.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock issued pursuant to this prospectus.

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of shares of common stock.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of shares of common stock acquired pursuant to this prospectus that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of shares of common stock acquired pursuant to this prospectus that is neither a U.S. Holder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes). A Non-U.S. Holder should review the discussion under the heading “Non-U.S. Holders” below for more information.

Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who hold shares of common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; brokers, dealers or traders in securities, commodities or foreign currencies, or that use the mark-to-market method of accounting for U.S. federal income tax purposes; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding shares of common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding shares of common stock as a result of a constructive sale; entities that acquire shares of common stock that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired shares of common stock in connection with the exercise of employee stock options or otherwise as consideration for services; holders that are “controlled foreign corporations” or “passive foreign investment companies” or corporations that accumulate earnings to avoid, or which has the result of avoiding, U.S. federal income tax; or holders that are tax-exempt organizations, government organizations or tax-qualified retirement plans. Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds shares of common stock, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner or entity.

Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum, or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of shares of common stock. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of common stock.

U.S. Holders

Distributions on Shares of Common Stock

Distributions made on shares of common stock generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders, such dividends are generally taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the shares and thereafter as capital gain from the sale or exchange of such shares, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock

Upon the sale, certain qualifying redemptions, or other taxable disposition of shares of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares of common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of shares of common stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding (currently at a rate of 28%) will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number on a properly completed IRS Form W-9, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Distributions on Shares of Common Stock

Distributions on shares of common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in shares of common stock, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Other Taxable Disposition of Shares of Common Stock,” below. Subject to the discussions under the headings “Information and Backup Withholding” and “Rules Relating to Foreign Accounts” below, any dividends paid to a Non-U.S. Holder with respect to shares of common stock generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, unless the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure, including providing us with a properly completed IRS Form W-8ECI), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from, or a reduced rate of, U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Shares of Common Stock

Subject to the discussions under the headings “Information and Backup Withholding” and “Rules Relating to Foreign Accounts” below, a Non-U.S. Holder of shares of common stock will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such shares of common stock, unless:

•

the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

•

the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

•

we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of shares of common stock; provided, with respect to the shares of common stock, that as long as our common stock is regularly traded on an established securities market as determined under the Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of shares of common stock under this rule unless the Non-U.S. Holder has owned more than 5% of our common stock at any time during such 5-year or shorter period (a “5% Stockholder”). In determining whether a Non-U.S. Holder is a 5% Stockholder, certain attribution rules apply in determining ownership. We believe that we are currently, have been during one or more of the past 5 years and may be in one or more future years, a USRPHC for U.S. federal income tax purposes. We can provide no assurances that the shares of common stock will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such shares of common stock or sells, exchanges or otherwise disposes of such shares of common stock. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. As a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “Distributions on Shares of Common Stock” in the event that (i) such Non-U.S. Holder is a 5% Stockholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on the shares of common stock to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (i) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or appropriate successor forms) or (ii) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of shares of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Rules Relating to Foreign Accounts

Withholding taxes may be imposed pursuant to Sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, except as discussed below, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition (including certain distributions treated as a sale or other disposition) of, shares of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code).

Such 30% FATCA withholding will not apply to a foreign financial institution if such institution undertakes certain diligence and reporting obligations, or otherwise qualifies as an exemption from these rules. The diligence and reporting obligations include, among others, entering into an agreement with the U.S. Department of Treasury pursuant to which the foreign financial institution must (i) undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), (ii) annually report certain information about such accounts, and (iii) withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

The 30% FATCA withholding will not apply to non-financial foreign entities which either certify that it does not have any “substantial United States owners” (as defined in the Code), furnishes identifying information regarding each substantial United States owner, or otherwise qualifies for an exemption from these rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA (i) generally applies currently to payments of dividends on shares of our common stock, and (ii) will apply to payments of gross proceeds from the sale or other disposition of such stock (including certain distributions treated as a sale or other disposition) on or after January 1, 2019.

Holders should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in shares of our common stock.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement has been passed upon for us by Dorsey & Whitney LLP, Seattle, Washington. LPC is being represented in connection with this offering by Greenberg Traurig, LLP, New York, New York.

EXPERTS

The consolidated balance sheet of the Company as of December 31, 2014, and the related consolidated statements of stockholders’ equity, operations, and cash flows of the Company for the period then ended, which are incorporated by reference into this prospectus, have been so included in reliance on the report of MartinelliMick PLLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. The registration statement that contains this prospectus supplement and the accompanying prospectus, including the exhibits to the registration statement, contains additional information about us and the shares of common stock offered by this prospectus supplement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including U.S. Geothermal Inc. The SEC’s website can be found at http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings (in all cases, other than the filings or portions thereof deemed to be “furnished” to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit) we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering:

1.	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015, and as amended on March 30, 2015;

2.

our definitive proxy statement for our 2015 Annual Meeting of Stockholders, filed with the SEC on May 15, 2015 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014);

3.	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;

4.	our Current Reports on Form 8-K filed with the SEC on April 6, 2015, May 5, 2015, June 30, 2015, August 10, 2015, December 18, 2015, January 22, 2016 and January 25, 2016; and

5.

The description of our common stock contained in our registration statement on Form 8-A filed on April 15, 2008 with the SEC under Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus supplement contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

U.S. Geothermal Inc.
390 E. Parkcenter Blvd.
Boise, Idaho 83706
208-424-1027

Information about us is also available at our website at http://www.usgeothermal.com. However, the information in our website is not a part of this prospectus supplement and is not incorporated by reference into this prospectus supplement.

U.S. GEOTHERMAL INC.

$50,000,000
Common Stock
Warrants
Units

            We may, from time to time, offer to sell up to $50,000,000 of any combination of the securities described in this prospectus, either individually or in units, at prices and on terms described in one or more supplements to this prospectus. We may also offer common stock upon the exercise of warrants.

             This prospectus provides a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide the specific terms of the securities offered in a supplement to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities other than pursuant to the Purchase Agreement, as described below, unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

            We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

            Of the $50,000,000 of securities that we may issue, we are offering up to $6,500,000 in shares of our common stock to Lincoln Park Capital Fund, LLC, or LPC, under a Purchase Agreement entered into on May 21, 2012, as amended on December 21, 2012, which we refer to as the Purchase Agreement, less any shares already sold under the Purchase Agreement pursuant to our registration statement on Form S-3 (File No. 333-170202), which we refer to as the Prior Registration Statement. The purchase price for our common stock under the Purchase Agreement is based upon one of two formulas, depending on the type of purchase under the Purchase Agreement. The purchase price for our common stock sold pursuant to a regular purchase is the lower of (i) the lowest sale price of our common stock on the applicable purchase date of such shares and (ii) the arithmetic average of the three lowest closing sale prices of our common stock during the 12 consecutive business days ending on the business day immediately preceding such purchase date. The purchase price for our common stock sold pursuant to an accelerated purchase is the lower of (i) the lowest sale price for our common stock on the applicable purchase date of such shares and (ii) the lowest purchase price pursuant to a regular purchase during the five business days immediately prior to the applicable purchase date for such accelerated purchase (calculated on each of such previous five business days, regardless of whether a regular purchase was completed during such previous five business days). This prospectus also covers the resale of the shares acquired by LPC under the Purchase Agreement to the public. No shares of our common stock issued pursuant to the Purchase Agreement will be offered for sale or sold by us or LPC on the Toronto Stock Exchange.

            As of November 14, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $50,133,170, based on 102,094,542 shares of outstanding common stock, of which approximately 100,266,339 shares were held by non-affiliates, and a price of $0.50 per share, which was the last reported sale price of our common stock on the NYSE MKT LLC on November 14, 2013. During the prior 12 calendar month period that ends on and includes the date of this prospectus, we have sold $7,322,706 of our securities pursuant to General Instruction I.B.6 of Form S-3, and we are offering $5,069,450 of our securities pursuant to General Instruction I.B.6 of Form S-3 in connection with the Purchase Agreement entered into on May 21, 2012 with Lincoln Park Capital Fund, LLC.

            Our common stock is listed on the NYSE MKT LLC under the symbol “HTM” and on the Toronto Stock Exchange under the symbol “GTH.” On January 21, 2014 the last reported sale price for our common stock on each exchange was $0.505 and Cdn.$0.56 per share, respectively.

             An investment in our securities involves a high degree of risk. Before you invest, you should carefully read this prospectus, including the Risk Factors beginning on page 2 of this prospectus, together with any prospectus supplement and the documents we incorporate by reference.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2014

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $50,000,000. Of the $50,000,000 of securities that we may issue, we are offering up to $6,500,000 in shares of our common stock to LPC under the Purchase Agreement, less any shares already sold under the Purchase Agreement pursuant to the Prior Registration Statement. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus is accurate only as of the date of those respective documents. You should read this prospectus, any prospectus supplement, the documents incorporated by reference in this prospectus and any prospectus supplement, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the prospectus entitled “Incorporation by Reference.”

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus incorporates by reference important information that is not contained in this prospectus but that is contained in documents that we file with the SEC. You may read and obtain copies of these documents and the other reports we file with the SEC at the SEC’s web site, www.sec.gov, or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Our functional currency is the United States dollar. All references to “dollars” or “$” are to United States dollars and all references to “Cdn.$” are to Canadian dollars.

Summary of Our Business

U.S. Geothermal Inc. (the “Company,” “we” or “us” or words of similar import) is in the renewable “green” energy business. Through our subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although our references to the Company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Western Region of the United States of America and Central America. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Incorporation by Reference” and “Where You Can Find More Information.” Our principal corporate and executive offices are located at 1505 Tyrell Lane, Boise, Idaho 83706. Our telephone number is (208) 424-1027. We maintain a website at http://www.usgeothermal.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

General Business Risks

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable.
Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. Expansion of the production of power from our interests is not certain and depends on successful drilling and discovery of additional geothermal hydrothermal resources in quantities and containing sufficient heat necessary to economically fuel future plants.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure such financing. The Company requires substantial additional financing to fund the cost of continued development of the Raft River (Idaho), San Emidio (Nevada), Neal Hot Springs (Oregon), Gerlach (Nevada), Guatemala and Granite Creek Ranch (Nevada) projects. Also, the Company requires funds for other operating activities, and to finance the growth of our business, including the construction and commissioning of power generation facilities and the acquisition of other geothermal projects. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current stockholders may occur and new investors may get rights that are preferential to current stockholders. Alternatively, we may have to bring in joint venture partners to fund further development work, which would result in reducing our interests in the projects.

We may be unable to obtain the financing we need to pursue our growth strategy in the geothermal power production segment, which may adversely affect our ability to expand our operations. When we identify a geothermal property that we may seek to acquire or to develop, a substantial capital investment will be required. Our continued access to capital, through project financing or through a partnership or other arrangements with acceptable terms is necessary for the success of our growth strategy. Our attempts to secure the necessary capital may not be successful on favorable terms, or at all.

Market conditions and other factors may not permit future project and acquisition financings on terms favorable to us. Our ability to arrange for financing on favorable terms, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the state in which the project is located and the continued existence of tax laws which are conducive to raising capital. If we are unable to secure capital through partnership or other arrangements, we may have to finance the projects using equity financing which will have a dilutive effect on our common stock. Also, in the absence of favorable financing or other capital options, we may decide not to build new plants or acquire facilities from third parties. Any of these alternatives could have a material adverse effect on our growth prospects and financial condition.

It is very costly to place geothermal resources into commercial production. Before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. For Raft River Energy Unit I, capital contributions of approximately $52 million were needed. For San Emidio phase I, capital contributions of $36 million were needed. For Neal Hot Springs, capital contributions of $128 million were needed. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in us having to substantially reduce our interest in the project.

We may be unable to realize our strategy of utilizing the tax and other incentives available for developing geothermal power projects to attract strategic alliance partners, which may adversely affect our ability to complete these projects.

Part of our business strategy is to utilize the tax and other incentives available to developers of geothermal power generating plants to attract strategic alliance partners with the capital sufficient to complete these projects. Many of the incentives available for these projects are new and highly complex. There can be no assurance that we will be successful in structuring agreements that are attractive to potential strategic alliance partners. If we are unable to do so, we may be unable to complete the development of our geothermal power projects and our business could be harmed.

Our participation in joint ventures is subject to risks relating to working with a co-venturer. Raft River Energy I LLC is the Unit I project joint venture company with Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc. Raft River I Holdings, LLC has contributed a total of $34.2 million in cash and we have contributed over $16.4 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC. We are subject to risks in working with a co-venturer that could adversely impact Unit I of the Raft River project as well as anticipated development of Raft River Unit II. It is possible that the Raft River Unit II power plant may utilize the geothermal resource within the Raft River Unit I joint venture boundaries. Further, our contribution to the joint venture may exceed returns from the joint venture, if any.

Oregon USG Holdings LLC represents the joint venture company with Enbridge (U.S.) Inc. for construction and operation of USG Oregon LLC and the Neal Hot Springs project. Enbridge has contributed $32.8 million and we have contributed $14.0 million to Oregon USG Holdings LLC. We are subject to risks in working with a co-venturer that could adversely impact the operation of the Neal Hot Springs project. Further, our contribution to the joint venture may exceed our returns from the joint venture if any.

We are a holding company and our revenues depend substantially on the performance of our subsidiaries and the projects they operate. We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow. Our subsidiaries and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service.

We may not be able to manage our growth due to the continuation of operations of the Raft River, San Emidio and Neal Hot Springs power plants and construction and development activities in Guatemala and San Emidio II which could negatively impact our operations and financial condition. Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River, Neal Hot Springs and San Emidio and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to manage the increased scope of operations, to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with such debt levels. We will need to procure significant additional financing to construct, commission and operate our power plants in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt, this would expose the Company to risks including, among others, the following:

  a portion of our cash flow from operations would be used for the payment of principal and interest on such indebtedness and would not be available for financing capital expenditures or other purposes;
  a significant level of indebtedness and the covenants governing such indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain activities or financing options may be limited or prohibited under the terms of agreements relating to such indebtedness;
  a significant level of indebtedness may make us more vulnerable to defaults by the purchasers of electricity or in the event of a downturn in our business because of fixed debt service obligations; and
  the terms of agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of such agreements were not satisfied, the lenders could be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness, which would likely include our interest in the project.

In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of outstanding principal and interest on such indebtedness.

We may not be able to successfully integrate companies that we may acquire in the future, which could materially and adversely affect our business, financial condition, future results and cash flow. Our strategy is to continue to expand in the future, including through acquisitions. Integrating acquisitions is often costly, and we may not be able to successfully integrate our acquired companies with our existing operations without substantial costs, delays or other adverse operational or financial consequences. Integrating our acquired companies involves a number of risks that could materially and adversely affect our business, including:

  failure of the acquired companies to achieve the results we expect;

  inability to retain key personnel of the acquired companies;
  risks associated with unanticipated events or liabilities; and
  the difficulty of establishing and maintaining uniform standards, controls, procedures and policies, including accounting controls and procedures.

If any of our acquired companies suffers performance problems, the same could adversely affect the reputation of our group of companies and could materially and adversely affect our business, financial condition, future results and cash flow.

The success of our business relies on retaining our key personnel. We are dependent upon the services of our Chief Executive Officer, Dennis J. Gilles, our Chief Financial Officer, Kerry D. Hawkley, our President and Chief Operating Officer, Douglas J. Glaspey and our Treasurer and Executive Vice President, Jonathan Zurkoff. The loss of any of their services could have a material adverse effect upon us. As of the date of this report, the Company has executed employment agreements with these persons, but does not have key-man insurance on any of them.

Our development activities are inherently very risky. The high risks involved in the development of a geothermal resource cannot be over-stated. The development of geothermal resources at our Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon projects are such that there cannot be any assurance of success. Exploration costs are high and are not fixed. The geothermal resource cannot be relied upon until substantial development, including drilling, has taken place. The costs of development drilling are subject to numerous variables such as unforeseen geologic conditions underground which could result in substantial cost overruns. Drilling for geothermal resource at Raft River is relatively deep with the average depth of wells some 6,000 feet. Drilling at Neal Hot Springs, Raft River and San Emidio may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

Our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we could experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that wells drilled will not be productive, or may decline in productivity after commencement of production, hazards such as unusual or unexpected geologic formations, pressures, downhole conditions, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks are inherent in geothermal exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations.

The impact of governmental regulation could adversely affect our business by increasing costs for financing or development of power plants. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. On a Federal level, the most important tax rule that affects our business is the production tax credit (the “PTC”), which was extended to December 31, 2014. Legislation enacted as part of the stimulus funding has also provided an election to take a 30% investment tax credit (the “ITC”) in lieu of the PTC and is convertible into a cash grant for certain qualified investments being initiated before the end of 2010 and being placed in service before the end of 2013. Recent legislation enacted as part of the “Fiscal Cliff” efforts resulted in the extension of the 30% ITC in lieu of the PTC with eligibility for projects that start construction in 2013 and remain in continuous construction. There is a risk that determination of continuous construction can be challenged, impacting our ability to qualify for the 30% ITC, adversely impacting the project economics. There is not a cash grant component to the ITC credit so there is a risk related to monetizing the credit. The loss of the PTC or ITC is a risk that could result in making future expansions at Raft River, San Emidio and at Neal Hot Springs uneconomic. New rules recently adopted by the Bureau of Land Management, as directed by the Energy Policy Act of 2005, require competitive auction of all geothermal leases on Federal lands. Competitive leasing is significantly increasing the cost of obtaining leases on Federal land, is adding to the capital costs needed to develop geothermal projects, is increasing the total electrical power prices needed to make a geothermal project viable and is making it more difficult to acquire additional adjacent lands for reservoir protection and exploration.

If Federal lands or any Federal involvement are included in any geothermal development, requirements of the National Environmental Policy Act (“NEPA”) will be triggered. Most of the geothermal resources in the United States are located in the western states, where the Federal Government often is the largest landowner. If a NEPA action is triggered, such as an Environmental Impact Statement or Environmental Assessment, a project delay of one to two years and a cost of $1,000,000 to $2,000,000 or more may be incurred while the environmental permitting process is completed. NEPA not only can impact the property where the geothermal resource is located, but includes the siting and construction of transmission lines. Environmental legislation is evolving in a manner that means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

In the states of Idaho, Nevada and Oregon, drilling for geothermal resources is governed by specific rules. In Nevada drilling operations are governed by the Division of Minerals (Nevada Administrative Code Chapter 534A); in Idaho by the Idaho Department of Water Resources (IDAPA 37 Title 03 Chapter 04); and in Oregon by the Division of Oil, Gas and Mineral Industries (Division 20 Geothermal Regulation). These rules require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters, and, may not allow or may restrict drilling activity, or may require that a geothermal resource be unitized (shared) with adjoining land owners. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. State environmental requirements and permits, such as the Idaho Department of Environmental Quality, Air Quality Permit to Construct, include public disclosure and comment. It is possible that a legal protest could be triggered through one of the permitting processes that would delay construction and increase cost for one of our projects. The state of Oregon has an Energy Facility Siting Council that must issue a site certificate for any geothermal energy facilities of 35 MWs or higher which could affect the Neal Hot Spring project by adding additional cost and delay construction.

Because of these state and federal regulations, we could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remediation costs. We could potentially discharge such materials into the environment:

  from a well or drilling equipment at a drill site;
  leakage of fluids or airborne pollutants from gathering systems, pipelines, power plant and storage tanks;
  damage to geothermal wells resulting from accidents during normal operations; and
  blowouts, cratering and explosions.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business by increasing cost and the time required to explore and develop geothermal projects. In addition, because the Vulcan Property at Raft River was previously operated by others, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth and ability to enter into power purchase agreements on terms favorable to us, or at all, which would negatively impact our revenue. The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Western United States, in which the Raft River, Neal Hot Springs and San Emidio projects are located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent power producer may be based on a number of factors and not solely on pricing and surety of supply. If we cannot enter into power purchase agreements on terms favorable to us, or at all, it would negatively impact our revenue and our decisions regarding development of additional properties.

Some of our leases will terminate if we do not achieve commercial production during the primary term of the lease, thus requiring us to enter into new leases or secure rights to alternate geothermal resources, none of which may be available on terms as favorable to us as any such terminated lease, if at all. Most of our geothermal resource leases are for a fixed primary term, and then continue for so long as we achieve commercial production or pursuant to other terms of extension. The land covered by some of our leases is undeveloped and has not yet achieved commercial production of the geothermal resources. Leases that cover land which remains undeveloped and does not achieve commercial production and leases that we allow to expire, will terminate. In the event that a lease is terminated and we determine that we will need that lease once the applicable project is operating, we would need to enter into one or more new leases with the owner(s) of the premises that are the subject of the terminated lease(s) in order to develop geothermal resources from, or inject geothermal resources into, such premises or secure rights to alternate geothermal resources or lands suitable for injection, all of which may not be possible or could result in increased cost to us, which could materially and adversely affect our business, financial condition, future results and cash flow.

Claims have been made that thermal fracturing and well drilling at some geothermal plants cause seismic activity and related property damage. There are approximately two-dozen steam geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. While we do not believe the areas of the Raft River, Idaho, San Emidio, Nevada and Neal Hot Springs, Oregon binary cycle power plant projects will present the same geological or seismic risks, there can be no assurance that we would not be subject to similar claims and litigation, which may adversely impact our operations and financial condition.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase and power financing agreements. The Company’s initial power purchase contract at Raft River is under rates established by the Idaho Public Utility Commission, using an “avoided-cost” model for cost of construction and operating costs of power plants. If the actual costs of construction or operations exceed the model costs, the Company may not be able to build the contemplated power plants, or if constructed, may not be able to operate profitably. The Company’s financing agreements provide for a priority payback to our partner. If the actual costs of construction or operations exceed the model costs, we may not be able to operate profitably or receive the planned share of cash flow and proceeds from the project. The actual costs of operating the Raft River power project are higher than the original estimate due to several factors including the need to filter the ground water for cooling to remove harmful and unanticipated chloride levels in the water, the need to purchase production pump power from a third party to provide maximum plant output, and increased general costs related to labor and management.

Payments under our power purchase agreements may be reduced if we are unable to forecast our production adequately. Under the terms of our power purchase agreements, if we do not deliver electricity output within certain specified tolerances of our forecasted amount, payments for the amount delivered will be reduced, possibly significantly. For example, if the Raft River plant produces more than 110% of the power as forecasted then we would not receive any revenue for the amount over 110% of the forecasted figure. If the Raft River plant produces less than 90% of the forecast amount for unexcused reasons, such as normal plant breakdowns and maintenance, then we may be subject to a reduced power price, depending on the prevailing power market conditions. While the specifics of each agreement may vary, the agreements provide for a discounted power price for energy shortfalls or excess energy. As a risk mitigation element, certain of the agreements provide for “make-up” power in the subsequent twelve month period to remedy any shortfall. Force majeure events are considered an excused reason.

There are some risks for which we do not or cannot carry insurance. Because our current operations are limited in scope, the Company carries property, public liability insurance and directors’ and officers’ liability coverage, but does not currently insure against any other risks. As its operations progress, the Company will acquire additional coverage consistent with its operational needs, but the Company may become subject to liability for pollution or other hazards against which it cannot insure or cannot insure at sufficient levels or against which it may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Our officers and directors may have conflicts of interests arising out of their relationships with other companies. Several of our directors and officers serve (or may agree to serve) as directors or officers of other companies or have significant shareholdings in other companies. To the extent that such other companies may participate in ventures in which the Company may participate, the directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.

Failure to comply with regulatory requirements may adversely affect our stock price and business. As a public company, we are subject to numerous governmental and stock exchange requirements, with which we believe we are in compliance. The Sarbanes-Oxley Act of 2002 (“SOX”) and the SEC have requirements that we may fail to meet by the required deadlines or we may fall out of compliance with, such as the internal controls assessment, reporting and auditor attestation, as applicable, which are required under Section 404 of SOX. The Company has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of SOX. SOX requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting, as well as an attestation report by the Company’s independent auditors on internal controls over financial reporting if the Company is no longer qualified as a “smaller reporting company” under applicable SEC rules. We may incur additional costs in order to comply with Section 404 of SOX. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of SOX. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. Our failure to meet regulatory requirements and exchange listing standards may result in actions such as the delisting of our stock impacting our stock’s liquidity; SEC enforcement actions; and securities claims and litigation.

Risks Relating To the Market for Our Securities

A significant number of shares of our common stock are eligible for public resale. If a significant number of shares are resold on the public market, the share price could be reduced and could adversely affect our ability to raise needed capital. The market price for our common stock could decrease significantly and our ability to raise capital through the issuance of additional equity could be adversely affected by the availability and resale of such a large number of shares in a short period of time. If we cannot raise additional capital on terms favorable to us, or at all, it may delay our exploration or development of existing properties or limit our ability to acquire new properties, which would be detrimental to our business.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock. There is currently only a limited public market for our common stock on the NYSE MKT LLC (the “NYSE MKT”) in the United States and on the Toronto Stock Exchange (the “TSX”) in Canada, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our stockholders. The market for our common stock is highly volatile, having ranged in the last nine months ended September 30, 2013, from a low of $0.31 to a high of $0.59 on the NYSE MKT and from a low of Cdn.$0.31 to a high of Cdn.$0.65 on the TSX. The trading price of our common stock on the NYSE MKT and on the TSX is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to the Company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our stockholders.

We do not intend to pay any cash dividends in the foreseeable future. We intend to reinvest any earnings in the development of our projects. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends.

Provisions in our certificate of incorporation and under Delaware law could discourage a takeover that stockholders may consider favorable. Our certificate of incorporation contains provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of the Company or changes in our management that the stockholders of the Company may deem advantageous. These provisions require advance notice of stockholder nominations and proposals at any annual or special meeting of stockholders and Board appointment of any director vacancies or newly created directorships, both of which may deter or delay a takeover attempt. Additionally, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of 15% or more of our capital stock for a period of three years following the date on which the stockholder acquired such ownership percentage, unless, among other things, our Board of Directors has approved the transaction. This statute likewise may discourage, delay or prevent a change of control.

Risk Relating To the Sale of Our Common Stock Under the Purchase Agreement

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline. This prospectus relates to up to $6,500,000 in shares of our common stock that we may issue and sell to LPC pursuant to the terms of the Purchase Agreement, less any shares already sold under the Purchase Agreement pursuant to the Prior Registration Statement. The number of shares ultimately offered for sale by LPC pursuant to this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. It is anticipated that shares registered in the offering will be sold over a period of up to 36 months from the date of the initial purchase under the Purchase Agreement. Depending upon market liquidity at the time, a sale of shares under the offering at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases at our sole discretion. After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution of the percentage ownership of other holders of our common stock. The sale of a substantial number of shares of our common stock under the offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “intend,” “estimates,” “may,” “should,” “will,” “could,” “plan,” “predict,” “potential,” or similar expressions in this prospectus or in documents incorporated by reference in this prospectus. Examples of these forward-looking statements include, but are not limited to:

  our business and growth strategies;

  our future results of operations;

  anticipated trends in our business;

  the capacity and utilization of our geothermal resources;

  our ability to successfully and economically explore for and develop geothermal resources;

  our exploration and development prospects, projects and programs, including timing and cost of construction of new projects and expansion of existing projects;

  availability and costs of drilling rigs and field services;

  our liquidity and ability to finance our exploration and development activities;

  our working capital requirements and availability;

  our illustrative plant economics;

  market conditions in the geothermal energy industry; and

  the impact of environmental and other governmental regulation.

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

  the failure to obtain sufficient capital resources to fund our operations;

  unsuccessful construction and expansion activities, including delays or cancellations;

  incorrect estimates of required capital expenditures;

  increases in the cost of drilling and completion, or other costs of production and operations;

  the enforceability of the power purchase agreements for our projects;

  impact of environmental and other governmental regulation, including delays in obtaining permits or ongoing impacts of the sequester;

  hazardous and risky operations relating to the development of geothermal energy;

  our ability to successfully identify and integrate acquisitions;

  the failure of the geothermal resource to support the anticipated power capacity;

  our dependence on key personnel;

  the potential for claims arising from geothermal plant operations;

  general competitive conditions within the geothermal energy industry; and

  financial market conditions.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for ongoing construction projects, if required, and for general corporate purposes. General corporate purposes may include:

  providing working capital;

  funding capital expenditures;

  acquisitions; or

  repaying debt.

     We will set forth in the applicable prospectus supplement our intended use for the net proceeds from the sale of any securities. Pending application, we may temporarily invest the net proceeds that we receive from those sales.

SELECTED FINANCIAL DATA

This section presents our selected consolidated financial data and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in “Item 8. Financial Statements and Supplementary Data” of our Transition Report on Form 10-K for the transition period ended December 31, 2012. Additionally, the summary consolidated financial data for the nine months ended September 30, 2013 should be read in conjunction with “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our interim financial statements and related notes included in “Item 1. Financial Statements” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements.

	For the Nine Months Ended September 30, 2013	For the Nine Months Ended December 31, 2012	For the Fiscal Years Ended March 31,
			2012	2011	2010	2009
Operating Revenues	$ 17,820,560	$ 8,599,859	$ 5,894,113	$ 3,253,545	$ 2,579,152	$ 2,336,202
Operating Expenses	17,365,909	10,515,526	16,945,702	7,292,895	8,562,345	7,660,868
Loss from Continuing Operations	(15,973)	(1,314,844)	(6,222,129)	(3,954,416)	(5,838,850)	(5,187,754)
Loss per share from Continuing Operations	(0.00)	(0.01)	(0.07)	(0.05)	(0.09)	(0.08)
Cash dividends declared and paid per common share	-	-	-	-	-	-

	As of September 30, 2013	As of December 31, 2012		As of March 31,
			2012	2011	2010	2009
Total Assets	$ 228,075,471	$ 240,496,096	$ 219,030,868	$ 85,322,968	$ 65,727,861	$ 52,451,343
Total Long-term Obligations (1)	99,096,074	104,318,206	69,495,470	18,326,802	2,080,859	1,972,200

(1)

Long-term obligations represent the stock compensation payable, a convertible loan, construction loans and a capital lease obligation. The stock compensation liability is the fair value of stock options to be exercised by officers, directors, employees and consultants of the Company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting the Company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk. As of December 31, 2012, long-term obligations did not include stock compensation payable.

	Gain (Loss) per share from Continuing Operations	Operating Revenues	Gross Profit (Loss)	Income (Loss) from Operations	Net Income (Loss) from Continuing Operations
Fiscal Year Ended March 31, 2010
1st Quarter	(0.03)	394,567	394,567	(1,834,075)	(1,803,969)
2nd Quarter	(0.02)	734,622	734,622	(1,156,554)	(1,122,525)
3rd Quarter	(0.02)	731,315	731,315	(1,449,421)	(1,394,009)
4th Quarter	(0.02)	718,648	718,648	(1,543,143)	(1,518,347)
Fiscal Year Ended March 31, 2011
1st Quarter	(0.02)	752,247	752,247	(1,491,924)	(1,474,560)
2nd Quarter	(0.01)	838,688	838,688	(1,003,950)	(966,961)
3rd Quarter	(0.01)	852,515	852,515	(843,584)	(825,194)
4th Quarter	(0.01)	810,095	810,095	(699,892)	(687,701)
Fiscal Year Ended March 31, 2012
1st Quarter	(0.03)	1,397,975	(1,110,296)	(4,633,355)	(2,341,024)
2nd Quarter	(0.01)	1,689,609	(336,683)	(1,467,778)	(922,043)
3rd Quarter	(0.02)	1,647,442	(1,876,779)	(2,534,598)	(1,315,339)
4th Quarter	(0.01)	1,159,089	(1,061,775)	(2,415,858)	(1,643,723)
Nine Months Ended December 31, 2012
1st Quarter	(0.01)	1,280,949	52,235	(1,827,157)	(930,870)
2nd Quarter	(0.01)	2,019,749	270,012	(836,581)	(766,100)
3rd Quarter	0.01	5,299,161	966,804	748,072	382,126
Nine Months Ended September 30, 2013
1st Quarter	0.01	7,086,990	4,102,509	2,235,079	1,388,523
2nd Quarter	(0.01)	4,973,076	1,012,227	(1,966,627)	(1,376,359)
3rd Quarter	(0.00)	5,760,495	2,461,352	186,198	(28,137)

PLAN OF DISTRIBUTION

General Plan of Distribution

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  directly to one or more purchasers;

  through agents;

  to or through underwriters, brokers or dealers; or

  through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus, includes, without limitation, through:

  a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

  at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4), through an underwriter or underwriters acting as principal or agent; or

  privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

  enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker- dealer or affiliate may use shares of common stock received from us to close out its short positions;

  sell securities short and redeliver such shares to close out our short positions;

  enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

  loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

  the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

  the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

  any delayed delivery arrangements;

  any underwriting discounts or agency fees and other items constituting underwriter or agent compensation;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  at a fixed price or prices, which may be changed;

  at market prices prevailing at the time of sale;

  at prices related to the prevailing market prices; or

  at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE MKT and the TSX. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for the listing of the debt securities or preferred stock on any securities exchange; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Plan of Distribution for Shares of Common Stock Sold Pursuant to the Purchase Agreement

Pursuant to this prospectus, we are offering up to $6,500,000 in shares of our common stock that will be issued by us directly to LPC under the Purchase Agreement, less any shares already sold under the Purchase Agreement pursuant to the Prior Registration Statement. This prospectus also covers the resale of the shares acquired by LPC under the Purchase Agreement to the public.

Pursuant to the Purchase Agreement, LPC initially purchased 1,973,684 shares of our common stock at a price per share of $0.38 for an aggregate amount of $750,000. Thereafter, beginning five business days after the initial purchase and for a 36-month period, we may, from time to time and at our sole discretion so long as at least one (1) business day has passed since the most recent purchase, direct LPC to purchase up to an aggregate amount of $5,750,000 in shares of our common stock subject to certain limitations at the Regular Purchase Price or Accelerated Purchase Price as described in this prospectus. As of January 15, 2014, we have sold to LPC an aggregate of 4,625,506 shares of our common stock pursuant to the Purchase Agreement for net proceeds of approximately $1,343,639.

We may direct LPC to purchase up to 250,000 shares of our common stock in a regular purchase. In addition, we may direct LPC to purchase additional amounts as accelerated purchases: if on the date of a purchase the closing sale price of our common stock equals or exceeds $0.50, then we may direct LPC to purchase up to $100,000 worth of shares on such date; if on the date of a purchase the closing sale price of our common stock equals or exceeds $0.80, then we may direct LPC to purchase up to $200,000 worth of shares of our common stock on such date; if on the date of a purchase the closing sale price of our common stock equals or exceeds $1.10, then we may direct LPC to purchase up to $300,000 worth of shares of our common stock on such date; if on the date of a purchase the closing sale price of our common stock equals or exceeds $1.50, then we may direct LPC to purchase up to $400,000 worth of shares of our common stock on such date; and if on the date of a purchase the closing sale price of our common stock equals or exceeds $2.00, then we may direct LPC to purchase up to $500,000 worth of shares of our common stock on such date. There is no upper limit on the price per share that LPC must pay for our common stock under the Purchase Agreement, but in no event will shares be sold to LPC under such agreement at a price of less than $0.25 per share.

The purchase price per share for a regular purchase (the “Regular Purchase Price”) is the lower of:

  the lowest sale price of our common stock on the applicable purchase date of such shares; and
  the arithmetic average of the three lowest closing sale prices of our common stock during the 12 consecutive business days ending on the business day immediately preceding such purchase date.

The purchase price per share for an Accelerated Purchase (the “Accelerated Purchase Price”) is the lower of:

  the lowest sale price for our common stock on the applicable purchase date of such shares; or
  the lowest Regular Purchase Price during the five business days immediately prior to the applicable purchase date for such accelerated purchase (calculated on each of such previous five business days, regardless of whether a regular purchase was completed during such previous five business days).

The Purchase Agreement limits our sales of shares of common stock to LPC to the lesser of: (i) 17,007,580, which is the maximum number of shares of our common stock that we may issue under the Purchase Agreement without obtaining stockholder approval under NYSE MKT LLC rules, unless (A) NYSE MKT LLC approves issuances of our common stock in excess of such amount on the basis that such stockholder approval requirement was not applicable to certain issuances under the Purchase Agreement, or (B) such stockholder approval has been obtained, and (ii) the maximum number of shares of our common stock that we may issue without exceeding the limitations set forth in General Instruction I.B.6. of Form S-3, to the extent we are subject to such limitations (such lesser number of shares is referred to as the Maximum Share Cap). No shares of our common stock issued pursuant to the Purchase Agreement will be offered for sale or sold by us or LPC on the Toronto Stock Exchange.

It is anticipated that shares registered in the offering will be sold over a period of up to 36 months from the date of the initial purchase. The sale by LPC of a significant amount of shares registered in the offering at any given time could cause the market price of our common stock to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the shares of common stock offered hereby. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales by us to LPC of shares under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC.

The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares under the Purchase Agreement at varying purchase prices (without accounting for certain fees and expenses):

		Percentage of	Proceeds from the Sale of
Assumed	Number of	Outstanding Shares	Shares to LPC Under the
Average	Registered Shares	After Giving Effect to	LPC Purchase Agreement
Purchase	to be Issued if Full	the Issuance to LPC
Price	Purchase (1)(5)	(2)
$0.25 (3)	26,000,000	20.3%	$6,500,000
$0.43 (4)	15,116,278	12.9%	$6,500,000
$0.75	8,666,666	7.8%	$6,500,000
$1.25	5,200,000	4.8%	$6,500,000
$2.00	3,250,000	3.1%	$6,500,000

________________________________

(1)	Excludes the 651,819 shares issued to LPC as consideration for its commitment to purchase our common stock pursuant to the Purchase Agreement.

(2)

The denominator is based on 102,094,542 shares outstanding as of January 15, 2014, adjusted to include the number of shares set forth in the adjacent column which we would have sold to LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)	Under the LPC Purchase Agreement, we may not sell and LPC may not purchase any shares in the event the per share purchase price of such shares is below $0.25.

(4)	The closing sale price of our shares on January 15, 2014.

(5)

The Purchase Agreement limits our sales of shares of common stock to LPC to the lesser of: (i) 17,007,580, which is the maximum number of shares of our common stock that we may issue under the Purchase Agreement without obtaining stockholder approval under NYSE MKT LLC rules, unless (A) NYSE MKT LLC approves issuances of our common stock in excess of such amount on the basis that such stockholder approval requirement was not applicable to certain issuances under the Purchase Agreement, or (B) such stockholder approval has been obtained, and (ii) the maximum number of shares of our common stock that we may issue without exceeding the limitations set forth in General Instruction I.B.6. of Form S-3, to the extent we are subject to such limitations (such lesser number of shares is referred to as the Maximum Share Cap).

Events of default under the Purchase Agreement include the following:

  the effectiveness of the registration statement, of which this prospectus is a part, lapses for any reason (including, without limitation, the issuance of a stop order), or this prospectus is unavailable for sale by us or the resale by LPC of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;
  suspension by our principal market of our common stock from trading for a period of 10 consecutive business days;
  the de-listing of our common stock from the NYSE MKT LLC, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market;
  the transfer agent’s failure for five business days to issue to LPC shares of our common stock which LPC is entitled to receive under the Purchase Agreement;
  any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has a material adverse effect on us subject to a cure period of five business days; and
  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside the control of LPC, shares of our common stock cannot be sold by us or purchased by LPC under the terms of the Purchase Agreement.

We may suspend the sale of shares to LPC pursuant to this prospectus for certain periods of time for certain reasons, including if this prospectus is required to be supplemented or amended to include additional material information.

The offering will terminate on the earlier of (i) the date all the shares offered to LPC pursuant to this prospectus or any prior prospectus or supplement thereto have been resold by LPC and (ii) the earlier of (A) 90 days following the expiration of the Purchase Agreement and (B) 180 business days following the termination of the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost to us. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

Pursuant to the Purchase Agreement, we have issued to LPC, as consideration for its commitment to purchase our common stock under the Purchase Agreement, 651,819 shares of our common stock. We did not receive any cash proceeds from the issuance of these 651,819 shares.

As of the date of the Purchase Agreement, Lincoln Park Capital Fund, LLC, did not beneficially own any shares of our common stock. Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the NYSE MKT LLC at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that each such broker-dealer will receive commissions from LPC that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus under the offering.

We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus under the offering. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to LPC. We have agreed to indemnify LPC and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. LPC has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by LPC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

LPC represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. LPC agreed that during the term of the Purchase Agreement, neither it, nor its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised LPC that it is required to comply with Regulation M promulgated under the Exchange Act, to the extent Regulation M is applicable to these transactions. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus under the offering.

We have entered into an agreement with Kuhns Brothers Securities Corporation, or KBSC, a registered broker-dealer and FINRA member, pursuant to which KBSC agreed to act as the placement agent in connection with the sale of shares of our common stock to LPC. We have agreed to pay KBSC the following compensation for its services in acting as placement agent in the sale of our common stock to LPC: (A) we will pay a cash fee to KBSC in an amount equal to: (i) 6% of the aggregate gross proceeds received by the Company from the initial sale of $750,000 in shares of our common stock to LPC pursuant to the Purchase Agreement, and (ii) in the case of regular purchases and accelerated purchases, 3% of the aggregate gross proceeds received by the Company from such sales pursuant to the Purchase Agreement; and (B) we will issue to KBSC the number of warrants (the “Compensation Warrants”) equal to: (i) in the case of the initial sale of $750,000 in shares of our common stock to LPC, 6% of the aggregate number of shares sold to LPC; and (ii) in the case of regular purchases and accelerated purchases, 3% of the aggregate gross proceeds received by the Company from such sales divided by 115% of the closing sale price of one share of our common stock on the day prior to the respective issuance of the Compensation Warrant. The Compensation Warrants issued pursuant to clause (ii) in the preceding sentence will be based on incremental sales to LPC of $2 million in aggregate gross proceeds. Each Compensation Warrant will have an exercise price equal to 115% of the closing sale price of one share of our common stock on the day prior to its issuance, a term of five years from the date of its issuance and will otherwise comply with FINRA, Rule 5110(g)(1), in that for a period of six months after the issuance date of the Compensation Warrants (which shall not be earlier than the closing date of the offering pursuant to which the Compensation Warrants are being issued), neither the Compensation Warrants nor any warrant shares issued upon exercise of the Compensation Warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the Compensation Warrants are being issued, except to any FINRA member firm participating in the offering and their bona fide officers or partners.

In compliance with guidelines of FINRA the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus under the offering. Assuming that all of the shares offered hereby are sold, the placement agent’s fee will be approximately $217,500. Because there is no minimum offering amount required as a condition to closing in the offering, however, the actual total offering fees, if any, are not presently determinable and may be substantially less than such amount.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, including civil liabilities under the Securities Act and Exchange Act, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 250,000,000, consisting of 250,000,000 shares of common stock, with a par value of $0.001 per share. As of December 31, 2012 and September 30, 2013, there were 101,516,764 and 102,094,542 shares of our common stock issued and outstanding, respectively. The holders of common stock:

  are entitled to one vote per share on each matter submitted to a vote of stockholders;

  have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

  have no preemptive or other rights to subscribe for shares; and

  are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

Warrants

We may issue warrants to purchase shares of common stock. We may issue warrants independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. If we engage a warrant agent, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  the title of the warrants;

  the amount of common stock for which the warrants are exercisable;

  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  the price or prices at which the warrants will be issued;

  the aggregate number of warrants;

  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  the price or prices at which the shares of common stock purchasable upon exercise of the warrants may be purchased;

  if applicable, the date on and after which the warrants and the common stock purchasable upon exercise of the warrants will be separately transferable;

  if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  the maximum or minimum number of warrants that may be exercised at any time; and

  information with respect to book-entry procedures, if any.

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the shares of common stock that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

Units

We may issue units consisting of one or more of the other securities that may be offered under this prospectus, in any combination. These units may be issuable as, and for a specified period of time may be transferable only as, a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only and are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

When we issue units, we will provide in a prospectus supplement the following terms of the units being issued when applicable:

  the title of any series of units;

  identification and description of the separate constituent securities comprising the units;

  the price or prices at which the units will be issued;

  the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

  information with respect to any book-entry procedures;

  a discussion of any material or special U.S. federal income tax consequences applicable to an investment in the units; and

  any other material terms of the units and their constituent securities.

Listing

Our common stock is traded and on the NYSE MKT under the symbol “HTM” and on the TSX under the symbol “GTH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services Inc.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences arising from and relating to the acquisition of shares of common stock acquired as part of the units, the exercise, disposition and lapse of warrants acquired as part of the units, and the acquisition, ownership and disposition of shares of common stock received on the exercise of the warrants (the “warrant shares”).

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of shares of common stock, warrants and warrant shares acquired pursuant to this prospectus that is, for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S.;
  a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia;
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of shares of common stock, warrants and warrant shares acquired pursuant to this prospectus that is neither a U.S. Holder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes). A Non-U.S. Holder should review the discussion under the heading “Non-U.S. Holders” below for more information.

Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who hold shares of common stock, warrants or warrant shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding shares of common stock, warrants or warrant shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding shares of common stock, warrants or warrant shares as a result of a constructive sale; entities that acquire shares of common stock, warrants and warrant shares that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired shares of common stock, warrants, or warrant shares in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds shares of common stock, warrants or warrant shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner or entity. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

Characterization of the Units

For U.S. federal income tax purposes, if a U.S. Holder acquires shares of common stock and warrants combined as a unit under this prospectus, such U.S. Holder’s acquisition will be treated as the acquisition of one share and a component consisting of one, or part of one, warrant. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the share and one, or part of one, warrant that comprise each unit.

For this purpose, we will allocate part of the purchase price for the unit to the share and part of the purchase price for each unit to the warrant, or part of a warrant, which comprises a unit. However, the IRS will not be bound by our allocation of the purchase price for such units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for a unit, if any are offered under this prospectus.

U.S. Holders

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share). A U.S. Holder’s initial tax basis in the warrant share received on the exercise of a warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the warrant. A U.S. Holder’s holding period for the warrant share received on the exercise of a warrant should begin on the date that the warrant is exercised by the U.S. Holder.

The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) the U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the warrant is held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. (See the more detailed discussion of the rules applicable to distributions made by us at “Distributions on Shares of Common Stock and Warrant Shares” below).

Distributions on Shares of Common Stock and Warrant Shares

Distributions made on shares of common stock and warrant shares generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders, such dividends are generally taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the shares and thereafter as capital gain from the sale or exchange of such shares, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of shares of common stock or warrant shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the shares of common stock or warrant shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of common stock or warrant shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares of common stock, warrants and warrant shares.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and warrant shares and to the proceeds of a sale of shares of common stock, warrants or warrant shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share and certain other conditions are present, as discussed below under “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares”). A Non-U.S. Holder’s initial tax basis in the warrant share received on the exercise of a warrant should be equal to the sum of (i) the Non-U.S. Holder’s tax basis in the warrant plus (ii) the exercise price paid by the Non-U.S. Holder on the exercise of the warrant. A Non-U.S. Holder’s holding period for the warrant share received on the exercise of a warrant should begin on the date that the warrant is exercised by the Non-U.S. Holder.

The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Disposition of Warrants

A Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non-U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the warrant is held for more than one year. Any such gain recognized by a Non-U.S. Holder will be taxable for U.S. federal income tax purposes according to rules discussed under the heading “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares,” below.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a warrant, a Non-U.S. Holder will recognize a loss in an amount equal to such Non-U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions on Shares of Common Stock and Warrant Shares” below.

Distributions on Shares of Common Stock and Warrant Shares

Distributions on shares of common stock and warrant shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in shares of common stock or warrant shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares,” below. Any dividends paid to a Non-U.S. Holder with respect to shares of common stock or warrant shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN, unless the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of common stock or warrant shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares

In general, a Non-U.S. Holder of shares of common stock, warrants or warrant shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such shares of common stock, warrants or warrant shares, unless:

  the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;
  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or
  we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of shares of common stock, warrants or warrant shares; provided, with respect to the shares of common stock and warrant shares, that as long as our common stock is regularly traded on an established securities market as determined under the Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of shares of common stock or warrant shares under this rule unless the Non-U.S. Holder has owned more than 5% of our common stock at any time during such 5-year or shorter period (a “5% Stockholder”). Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception. In determining whether a Non-U.S. Holder is a 5% Stockholder, the Non-U.S. Holder’s warrants may be included in such determination. In addition, certain attribution rules apply in determining ownership for this purpose. We believe that we are currently, have been during one or more of the past 5 years and may be in one or more future years, a USRPHC for U.S. federal income tax purposes. We can provide no assurances that the shares of common stock, warrants or warrant shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. As a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “Distributions on Shares of Common Stock and Warrant Shares” in the event that (i) such holder is a 5% Stockholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on the shares of common stock and warrant shares to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (i) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN) or (ii) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of shares of common stock, warrants and warrant shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Rules Relating to Foreign Accounts

Generally, we will be required to withhold tax at a rate of 30% on dividends in respect of shares of common stock and warrant shares, and gross proceeds from the sale of, shares of common stock, warrants and warrant shares, held by or through certain foreign financial institutions (including investment funds) beginning after June 30, 2014, in the case of dividends, and beginning after December 31, 2016, in the case of such gross proceeds, unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly- or partially-owned by U.S. persons. Accordingly, the entity through which shares of common stock, warrants and warrant shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of common stock and warrant shares, and gross proceeds from the sale of, shares of common stock, warrants and warrant shares, held by certain investors that are non-financial non-U.S. entities will be subject to withholding at a rate of 30%, beginning after June 30, 2014, in the case of dividends, and beginning after December 31, 2016, in the case of such gross proceeds, unless such entity either (i) certifies that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which will in turn be provided to the Secretary of the Treasury. Non-U.S. Holders should consult with their own tax advisors regarding the possible implications of the foregoing rules on their holding of shares of common stock, warrants and warrant shares.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2012 and March 31, 2012, and the related consolidated statements of stockholders’ equity, operations, and cash flows of the Company for each of the periods then ended, which are incorporated by reference into this prospectus, have been so included in reliance on the report of MartinelliMick PLLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the documents listed below, and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit ) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the effectiveness of this registration statement and before the termination of the offering:

  Our Transition Report on Form 10-K for the transition period ended December 31, 2012 filed with the SEC on March 27, 2013;

  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 filed with the SEC on May 13, 2013;

  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed with the SEC on August 14, 2013;

  Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 filed with the SEC on November 14, 2013;

  Our Current Reports on Form 8-K filed with the SEC on January 23, 2013, April 25, 2013, May 16, 2013, July 26, 2013, September 23, 2013 and October 2, 2013;

  Our definitive proxy statement and definitive additional materials on Schedule 14A for our 2013 annual meeting of stockholders filed with the SEC on August 5, 2013;

  The description of our common stock contained in our registration statement on Form 8-A filed on April 15, 2008 with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for purposes of updating such description; and

  All other documents filed by us with the SEC under Sections 13 and 14 of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, ID 83706
(208) 424-1027

Information about us is also available at our website at http://www.usgeothermal.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of the Company’s Certificate of Incorporation provides for indemnification of officers, directors and other employees of the Company to the fullest extent permitted by Delaware Law. Article XIII of the Company’s Certificate of Incorporation provides that directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the Company or our stockholders, (ii) for acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

U.S. Geothermal Inc.

$10,225,000 in Shares of Common Stock

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is January 25, 2016